EXHIBIT 11
                            WOODHEAD INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE
            (Amounts in Thousands, except per share data; unaudited)


                               Three Months Ended          Three Months Ended
                                     1/1/00                      1/2/99
                             -----------------------     -----------------------

                               Basic        Diluted        Basic        Diluted
                             ---------     ---------     ---------     ---------

Net Income                   $   2,659     $   2,695     $   2,353     $   2,353
                             =========     =========     =========     =========

Weighted average
  common shares                 11,290        11,290        11,048        11,048
Dilutive common
   stock options                    --           258            --           351
                             ---------     ---------     ---------     ---------

Weighted average
   common shares plus
   dilutive common stock
   options                      11,290        11,548        11,048        11,399
                             =========     =========     =========     =========


Earnings per share           $    0.24     $    0.23     $    0.21     $    0.21
                             =========     =========     =========     =========


                                      -14-